UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Buffalo Wild Wings, Inc.
(Name of Registrant as Specified In Its Charter)

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Leading Independent Proxy Advisory Firm Glass Lewis & Co. Recommends Buffalo Wild Wings Shareholders Vote “FOR” All Nine of Buffalo Wild Wings’ Director Nominees

Glass Lewis Recognizes the Strength of Buffalo Wild Wings’ Nominees and Strategy for Value Creation

Buffalo Wild Wings Urges Shareholders to Protect the Value of Their Investment and Vote “FOR” Buffalo Wild Wings’ Director Nominees on the YELLOW Proxy Card Today

MINNEAPOLIS—May 26, 2017— Buffalo Wild Wings, Inc. (NASDAQ:BWLD) today announced that Glass Lewis & Co. (“Glass Lewis”), a leading independent proxy firm, in its thorough and balanced, has recommended that Buffalo Wild Wings shareholders vote “FOR” all nine of Buffalo Wild Wings’ highly qualified and experienced director nominees, as stated in its report: “We believe shareholders would be best served by electing all nominees comprising the reconstituted board as proposed by the Company.”

The Buffalo Wild Wings’ 2017 Annual Meeting of Shareholders (“Annual Meeting”) will be held on June 2, 2017. To vote in accordance with Glass Lewis’ recommendations, shareholders should vote the YELLOW card for ALL nine company nominees.

Glass Lewis failed to recommend any nominees proposed by Marcato Capital Management, L.P. (“Marcato” or the “Dissident”). In its 39-page analysis of Buffalo Wild Wings, Glass Lewis concluded:

“[W]e believe the Dissident has failed to make a compelling case for the additional changes it seeks on the board, which would have the effect of removing most of the board's remaining independent institutional knowledge. Further, we believe the Dissident's nominees other than the one also nominated by the Company either have experience that would not be additive to the refreshed board or potential conflicts which weakens their candidacies, especially when compared to the valuable perspectives the incumbent directors are in position to contribute to the board going forward as the Company seeks to enhance its overall performance and returns. Based on these factors, we believe shareholders would be best served by electing the Company's entire slate of director nominees.”

In supporting all nine Buffalo Wild Wings nominees to the Board of Directors at the 2017 Annual Meeting, Glass Lewis also stated in its report:

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“After engaging with Marcato and considering its various critiques of BWW's strategies and performance, the board and management reviewed various alternatives and their likely outcomes and have now crafted and communicated a more comprehensive strategy that incorporates some of the Dissident's suggestions. In our view, the Company's plan appears reasonable, strikes a prudent balance between risk and reward and, upon a full and successful implementation under the oversight of a refreshed board, would likely result in enhanced shareholder value.”

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“[T]he election of the Dissident's nominees is either unwarranted or unnecessary at this point. Notably, the Dissident has proposed replacing all three independent directors who have served on the board for longer than one year, which could leave the board lacking critical institutional knowledge needed for the Company's ongoing success. In addition, we believe the board has raised valid concerns with respect to the interests, perspectives and experiences of the Dissident's nominees, which make their candidacies for the BWW board inappropriate, duplicative or inferior to the Company's nominees. Therefore, we believe shareholders would be best served by electing all nominees comprising the reconstituted board as proposed by the Company.”

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“[W]e believe shareholders may be encouraged by the significant action recently taken by the board and management team over the past 18 months -- related to strategy, operations and leadership. In our view, these actions suggest a newfound focus and commitment on the part of the board and management to address the underlying business and financial challenges confronting BWW and to re-establish the Company as a top performer in the industry.”

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“[T]he Company has adequately responded to the Dissident's concerns, either by taking appropriate action or offering reasonable explanations as to why certain of Marcato's proposals are unwarranted or ill-advised at this time.”

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“The Company has also developed and clearly communicated what appears to be a reasonable strategic operating plan aimed at increasing restaurant-level profitability through sales initiatives and cost-saving measures, while also pursuing financial strategies such as a realigned capital structure and restaurant portfolio optimization in a manner which we believe to be more prudent and rational than the plan proposed by the Dissident.”

Commenting on the only specific proposal that Marcato has made to increase returns for shareholders, Glass Lewis noted the inherent risk associated with Marcato’s “aggressive, unprecedented plan” as well as its agreement with the company’s more carefully evaluated approach:

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“[T]he board has convincingly argued, based on its own analysis and that of its financial advisors, not to mention comments from one of Marcato's own nominees [Lee Sanders], that Marcato's assumptions underlying its refranchising proposal are flawed, unproven or speculative, establishing a reasonable basis for the board's rejection of this plan.”

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“[T]he BWW board has presented several considerations for shareholders which, in our view, have the effect of resoundingly rejecting the proposal as an aggressive, unprecedented and unfounded strategy that is not right for BWW to the extent sought by the Dissident.”

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“Mr. Sanders stated that "too much available product in the market will cause a commensurate decline in value and demand over a 2-3 year period." Mr. Sanders' expectation seems reasonable to us. Despite Marcato's opinion that robust demand and financing among the franchisee community would support a multi-year sale process of hundreds of units, we remain particularly skeptical of this portion of the Dissident's plan.”

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“The Company notes that Marcato was very supportive of the refranchising at Applebee’s of approximately 480 stores, representing effective 99% of its units. … However, the Company notes that Applebee’s same-store sales growth has struggled following the transition and DineEquity’s stock has underperformed. The Company further notes that, after Marcato supported the refranchising at Applebee’s, Marcato held DineEquity stock for only a short time before selling its entire position. … [T]he Applebee's example certainly doesn't set a good precedent for Marcato's proposal of a 90% franchised model at BWW.”

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“The board notes that, in the absence of data about the market for the Company's restaurants, and given the limited and unsuccessful for such a major undertaking, it would be imprudent to embark on such a dramatic transformation at this time. We fully agree with the board's assessment in this regard, with the board willing to alter the franchise mix in a more timely and prudent manner as necessary, but unwilling to pursue such an aggressive endeavor with what appears to be a significant risk of destroying shareholder value.

Glass Lewis also raised concerns about the Marcato nominees for the Board and their abilities to add value to the Buffalo Wild Wings Board:

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“[W]e…believe the Company’s director nominees are better suited and qualified than the Dissident’s director nominees to guide BWW toward a superior outcome, whether it is with current or potentially new management.”

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“Overall, with five of the Company’s eight independent director nominees having been appointed or nominated to the board in the last seven months, we believe it’s difficult to make a case that the BWW board is seeking to protect the status quo or that additional board refreshment is required or advised at this point.”

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“[W]e don’t believe [Marcato’s] proposal of replacing all three of the remaining independent directors who have served on the board for more than one year with the Dissident’s … nominees, is either warranted or advisable. Such an outcome would eliminate virtually all remaining independent institutional knowledge of the Company, which experience may continue to be critical for BWW’s future success.”

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“W]e believe the Dissident’s nominees other than [Mr. Rovit] either have experience that would not be additive to the refreshed board or potential conflicts which weakens their candidacies, especially when compared to the valuable perspective the incumbent directors are in position to contribute to the board going forward as the Company seeks to enhance its overall performance and returns.”

•	“[W]e don’t believe Mr. McGuire’s other experience outside of his status as an engaged BWW shareholder would be particularly beneficial on the BWW board.”

•	“[D]espite his restaurant experience, we’re not inclined to favor [Mr. Bergren’s] candidacy at the cost of losing institutional knowledge on the board.”

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“[W]e simply have too many concerns with respect to Mr. Sanders’ potential conflicts that, in our minds, render him less suitable for the BWW board than any of the incumbent directors that the Dissident has opposed.”

Glass Lewis also called into question Marcato’s focus on discrediting Buffalo Wild Wings’ peer group and record of outperformance, stating:

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“[T]he Company’s total shareholder returns over the unaffected three-, five- and 10-year periods outperformed the median returns of all three peer groups, as well as the performance of the broader market index.”

•	“[W]e find BWW's total returns, particularly on a relative basis during the unaffected three- and five-year periods, to be impressive and likely more than satisfactory for shareholders.”

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“Marcato's consistent criticisms of the Company's casual dining peer group for TSR measurement purposes appear to be invalid and disingenuous… As BWW notes, Marcato's insistence on focusing on the Company's proxy peer group or much broader market indices, refusing to acknowledge the validity of what appears to be a more appropriate casual dining peer group, and not proposing a potentially more comparable alternative set of peer companies, suggests that the results of such appropriate comparative analyses contradict Marcato's summative claims regarding the extent of BWW's underperformance.”

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“BWW's relative returns were strongest when measured against the closest and most appropriate peer group, in our view, being the casual dining peers. Even when measured against the proxy peers supposedly preferred by Marcato, we see that BWW significantly outperformed the median returns of that group over the unaffected three- and five-year periods considered to be more relevant by the Dissident.”

Commenting on the Glass Lewis report, Buffalo Wild Wings issued the following statement:

We are pleased that Glass Lewis has recommended that shareholders vote for all nine of Buffalo Wild Wings’ highly qualified and experienced director nominees, reaffirming our confidence that our directors and nominees have the right combination of fresh perspective and experience in the restaurant food service, entertainment, technology, retail and consumer sectors.

By supporting Buffalo Wild Wings’ nominees, Glass Lewis has recognized the company’s record of outstanding performance compared to casual dining peers. Under the oversight of our best-in-class, refreshed Board, reflecting a wide diversity, Buffalo Wild Wings is successfully executing on a clear, unique strategy driven by innovation, differentiation and financial discipline. The company is taking proactive steps in response to the current operating environment, undertaking a number of initiatives to drive sales, reduce costs and optimize its portfolio. We are confident that we will continue to deliver sustainable and significant value for shareholders.

We strongly urge shareholders to follow Glass Lewis’ recommendation and protect the value of their investment by voting “FOR” all nine of Buffalo Wild Wings’ director nominees – Cynthia L. Davis, Andre J. Fernandez, Janice L. Fields, Harry A. Lawton, J. Oliver Maggard, Jerry R. Rose, Sam B. Rovit, Harmit J. Singh and Sally J. Smith – on the YELLOW card today.

Lazard Ltd is serving as financial advisor and Faegre Baker Daniels is serving as legal advisor to the company.

If you have any questions or require any assistance with voting your shares, please contact the company’s proxy solicitor listed below:

105 Madison Avenue
New York, New York 10016
Call Collect: (212) 929-5500
or
Toll-Free (800) 322-2885
Email: proxy@mackenziepartners.com

About the Company

Buffalo Wild Wings, Inc., founded in 1982 and headquartered in Minneapolis, is a growing owner, operator and franchisor of Buffalo Wild Wings(R) restaurants featuring a variety of boldly-flavored, made-to-order menu items including its namesake Buffalo, New York-style chicken wings. The Buffalo Wild Wings menu specializes in 21 mouth-watering signature sauces and seasonings with flavor sensations ranging from Sweet BBQ(TM) to Blazin'(R). Guests enjoy a welcoming neighborhood atmosphere that includes an extensive multi-media system for watching their favorite sporting events. Buffalo Wild Wings is the recipient of hundreds of "Best Wings" and "Best Sports Bar" awards from across the country. There are currently more than 1,220 Buffalo Wild Wings locations around the world.

To stay up-to-date on all the latest events and offers for sports fans and wing lovers, like Buffalo Wild Wings on Facebook, follow @BWWings on Twitter and visit www.BuffaloWildWings.com.

Cautionary Statement Regarding Certain Information

This communication contains “forward-looking statements” within the meaning of the federal securities laws. Such statements include statements concerning anticipated future events and expectations that are not historical facts. All statements other than statements of historical fact are statement that could be deemed forward-looking statements. Actual results may vary materially from those expressed or implied by forward-looking statements based on a number of factors, including the factors described under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 25, 2016, as updated or supplemented by subsequent reports we file with the SEC. We do not assume any obligation to publicly update any forward-looking statement after they are made, whether as a result of new information, future events or otherwise.

Important Information

Buffalo Wild Wings, Inc., its directors and certain of its executive officers and employees are participants in the solicitation of proxies from Buffalo Wild Wings shareholders in connection with its 2017 annual meeting of shareholders to be held on June 2, 2017. Information concerning the identity and interests of these persons is available in the definitive proxy statement Buffalo Wild Wings filed with the SEC on April 21, 2017.

Buffalo Wild Wings has filed a definitive proxy statement in connection with its 2017 annual meeting. The definitive proxy statement, any amendments thereto and any other relevant documents, and other materials filed with the SEC concerning Buffalo Wild Wings are (or will be, when filed) available free of charge at http://www.sec.gov and http://ir.buffalowildwings.com. Shareholders should read carefully the definitive proxy statement and any other relevant documents that Buffalo Wild Wings files with the SEC when they become available before making any voting decision because they contain important information.

Contacts

Buffalo Wild Wings, Inc.
Investor Relations Contact:
Heather Pribyl, 952-540-2095

Additional Investor Contact

MacKenzie Partners, Inc.
Bob Marese/Paul Schulman
212-929-5500

Media

Joele Frank, Wilkinson Brimmer Katcher
Meaghan Repko / Nick Lamplough
212-355-4449

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iPermission to use quotations neither sought nor obtained. Emphasis added.